Exhibit 99.1

Hercules Capital Reports First Quarter 2023 Financial Results

Record Q1 2023 Total Gross Fundings of $476.2 Million

Record Q1 2023 Total Investment Income of $105.1 Million, an Increase of 61.3% Year-over-Year

Record Q1 2023 Net Investment Income “NII” of $65.5 Million, or $0.48 per Share, an Increase of 83.0% Year-over-Year

Q1 2023 NII Provides 123% Coverage of the Base Cash Distribution

Inclusive of the Adviser Funds Managed by Hercules Adviser LLC, its Wholly-owned Subsidiary, Hercules had Approximately $1.0 Billion of Available Liquidity as of Quarter End

Undistributed Earnings Spillover of $133.6 Million, or $0.96(1) per Ending Shares Outstanding

Hercules Adviser LLC Established a New Institutional Private Credit Lending Program

Over $3.9 Billion of Assets Under Management, an increase of 33.2% Year-over-Year(2)

Q1 2023 Financial Achievements and Highlights

•	Record Total Investment Income of $105.1 million, an increase of 61.3% year-over-year

•	Record Net Investment Income of $65.5 million, or $0.48 per share, an increase of 83.0% year-over-year

•	Total gross debt and equity commitments of $526.0 million

•	Net Hercules debt and equity commitments of $351.3 million(3)

•	Record Q1 Total gross fundings of $476.2 million

•	Net Hercules fundings of $355.3 million(3)

•	Unscheduled early principal repayments or “early loan repayments” of $202.4 million, an increase of 54.6% from $130.9 million in Q4 2022

•	$553.1 million of available liquidity, subject to existing terms and covenants

•	18.8% Return on Average Equity “ROAE” (NII/Average Equity)

•	8.9% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 115.6% and regulatory leverage of 103.9%(4)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 110.9% and net regulatory leverage (excludes SBA debentures and cash) of 99.2%

•	Net Asset Value “NAV” of $10.82, an increase of 2.8% from Q4 2022

•	15.1% GAAP Effective Yield and 14.0% Core Yield(5), a non-GAAP measure

Footnotes:

(1)	$0.99 per Weighted Average Shares Outstanding
(2)	Assets under management includes assets managed by Hercules Capital and its Adviser Subsidiary
(3)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(4)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(5)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., May 4, 2023 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2023.

“The many strategic investments and actions we made in 2022 have laid the foundation for our continued and elevated success in Q1 2023 and beyond”, stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Coming off a year of record portfolio growth, total and net investment income, cash distributions to shareholders and platform expansion, our results are now exemplified in our strong financial performance in Q1. The combination of our continued portfolio growth and the increase in core yields through Q1 2023 drove total investment income and net investment income once again to record levels in the first quarter, each increasing 61% and 83% year-over-year, respectively.”

Bluestein added, “In the second quarter, we will carefully navigate the tremendous market opportunity created by the recent banking crisis, utilizing the same guideposts that delivered our outstanding financial and credit performance in 2022 – maintaining strong liquidity, staying disciplined on credit and new underwritings and further expanding our platform capabilities. The recent establishment of our new institutional credit lending program will provide us with the additional capacity to capitalize on these new opportunities and further establish ourselves as the preferred venture lending platform for customized and flexible financing solutions for growth stage companies.”

Q1 2023 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q1 total gross new debt and equity commitments totaling $526.0 million and record Q1 gross new fundings totaling $476.2 million.

During the first quarter, Hercules realized early loan repayments of $202.4 million which, along with normal scheduled amortization of $4.2 million, resulted in total debt repayments of $206.6 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $153.4 million during the first quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2022 to Q1 2023

		Equity & Other
(in millions)	Debt	Investments	Warrants	Total Portfolio
Balances at Cost at 12/31/22	$2,818.1	$156.7	$30.9	$3,005.7

New fundings(a)	473.2	0.3	2.7	476.2
Fundings assigned to or directly funded by Adviser Funds	(120.2)	—	(0.7)	(120.9)
EQ/Warrants not related to current period fundings	—	—	0.1	0.1
Principal payments received on investments	(4.2)			(4.2)
Early payoffs(b)	(202.4)	—	—	(202.4)
Net changes attributed to conversions, liquidations, and fees	7.0	(9.4)	(1.3)	(3.7)

Net activity during Q1 2023	153.4	(9.1)	0.8	145.1

Balances at Cost at 3/31/23	$2,971.5	$147.6	$31.7	$3,150.8

Balances at Fair Value at 12/31/22	$2,795.4	$137.9	$30.6	$2,963.9

Net activity during Q1 2023	153.4	(9.1)	0.8	145.1
Net change in unrealized appreciation (depreciation)	19.2	(0.6)	1.8	20.4
FX unrealized gain (loss)	0.6	0.1	—	0.7

Total net activity during Q1 2023	173.2	(9.6)	2.6	166.2

Balances at Fair Value at 3/31/23	$2,968.6	$128.3	$33.2	$3,130.1

(a)	Includes $1.2M fundings associated with revolver loans during Q1 2023.
(b)	Early payoffs include $2.0M paydown on revolvers during Q1 2023.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Ending Balance at Cost	$2,971.5	$2,818.1	$2,684.7	$2,579.4	$2,410.3
Weighted Average Balance	$2,829.8	$2,709.7	$2,600.3	$2,507.3	$2,293.3

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
First Lien Senior Secured	81.5%	79.7%	77.4%	74.3%	72.9%
Floating Rate w/Floors	95.6%	95.3%	95.1%	94.9%	94.7%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 15.1% during Q1 2023 as compared to 14.7% for Q4 2022. The Company realized $202.4 million of early loan repayments in Q1 2023 compared to $130.9 million in Q4 2022, or an increase of 54.6%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 14.0% during Q1 2023, at the midpoint of the Company’s expected annual range of 13.8% to 14.2%, and increased compared to 13.8% for Q4 2022. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $105.1 million for Q1 2023, compared to $65.2 million in Q1 2022. The increase is primarily attributable to a higher weighted average debt investment portfolio, an increase in core yields and elevated fee income from early payoffs between periods.

Non-interest and fee expenses were $23.3 million in Q1 2023 versus $17.3 million for Q1 2022. The increase was primarily due to an increase in employee compensation expenses due to increased levels of employee headcount between periods and higher variable compensation, general and administrative and tax expenses, offset by lower stock-based compensation expense.

Interest expense and fees were $19.0 million in Q1 2023, compared to $13.5 million in Q1 2022. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.7% in Q1 2023, as compared to 4.0% for Q1 2022. The increase is primarily due to higher interest rates on credit facilities between periods.

NII – Net Investment Income

NII for Q1 2023 was $65.5 million, or $0.48 per share, based on 135.3 million basic weighted average shares outstanding, compared to $35.8 million, or $0.30 per share, based on 118.3 million basic weighted average shares outstanding in Q1 2022. The increase is primarily attributable to a higher weighted average debt investment portfolio, an increase in core yields and elevated fee income from early payoffs between periods, offset by an increase in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2023, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($45.9) million, on a GAAP basis, spanning over 18 years of investment activities.

When compared to total net new debt investment commitments during the same period of $16.1 billion, the total realized gain/(loss) since inception of ($45.9) million represents approximately 29 basis points (“bps”), or 0.29%, of cumulative debt commitments, or an effective annualized loss rate of 1.5 bps, or 0.015%.

Realized Gains/(Losses)

During Q1 2023, Hercules had net realized gains of $8.0 million comprised of net realized gains of $8.4 million due to the sale of equity investments and gains on foreign exchange, offset by ($0.4) million due to the write off and realizations of warrants.

Unrealized Appreciation/(Depreciation)

During Q1 2023, Hercules recorded $21.1 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $22.0 million of net unrealized appreciation on debt investments, $4.7 million of net unrealized appreciation attributable to valuation movements in the privately held equity, warrant and investment funds, $1.8 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments and $0.7 million attributable to net foreign exchange movements. This is partially offset by ($8.1) million attributable to reversal of previous quarter appreciation upon a realization event.

Portfolio Asset Quality

As of March 31, 2023, the weighted average grade of the debt investment portfolio, at cost, was 2.26, compared to 2.23 as of December 31, 2022, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of March 31, 2023, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q1 2023 - Q1 2022 ($ in millions)
	Q1 2023		Q4 2022		Q3 2022		Q2 2022		Q1 2022
Grade 1 - High	$590.4	19.9%	$549.1	19.6%	$412.1	15.5%	$484.0	19.0%	$469.0	19.6%
Grade 2	$1,184.9	39.9%	$1,171.6	41.9%	$1,380.4	51.9%	$1,312.2	51.4%	$1,280.3	53.6%
Grade 3	$1,100.0	37.1%	$1,015.2	36.3%	$827.4	31.1%	$739.8	29.0%	$631.8	26.4%
Grade 4	$92.3	3.1%	$57.8	2.1%	$41.5	1.5%	$13.0	0.5%	$10.2	0.4%
Grade 5 - Low	$1.2	0.0%	$1.7	0.1%	$—	0.0%	$1.8	0.1%	$—	0.0%

Weighted Avg. (at Cost)	2.26		2.23		2.20		2.13		2.10

Non-Accruals

The number of loans on non-accrual remained the same quarter-over-quarter. As of March 31, 2023, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $17.9 million and $1.2 million, respectively, or 0.6% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of December 31, 2022, the Company had two (2) debt investment on non-accrual with an investment cost and fair value of approximately $18.0 million and $1.7 million, respectively, or 0.6% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total Investments at Cost	$3,150.8	$3,005.7	$2,869.5	$2,763.3	$2,586.4
Loans on non-accrual as a % of Total Investments at Value	0.0%	0.1%	0.0%	0.1%	0.0%
Loans on non-accrual as a % of Total Investments at Cost	0.6%	0.6%	0.5%	0.7%	0.5%

Liquidity and Capital Resources

The Company ended Q1 2023 with $553.1 million in available liquidity, including $71.1 million in unrestricted cash and cash equivalents, and $482.0 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q1 2023, the Company sold 4.7 million shares of common stock under the equity ATM program for total net proceeds of approximately $65.3 million (net of $0.8 million of offering expenses). As of March 31, 2023, approximately 3.9 million shares remained available for issuance and sale under the agreement.

During April 2023, the Company sold approximately 3.9 million shares of common stock under the equity ATM program for total net proceeds of approximately $48.0 million (net of $0.4 million of offering expenses).

Bank Facilities

As of March 31, 2023, there were $121.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $197.0 million of outstanding borrowings under Hercules’ $400.0 million committed credit facility and letter of credit facility with SMBC.

In January 2023, Hercules renewed and decreased its existing $545.0 million credit facility with MUFG to $400.0 million. The uncommitted accordion feature of $200.0 million, or a total of $600.0 million, remains the same.

In March 2023, Hercules increased its borrowing capacity in its committed letter of credit facility with SMBC from $100.0 million to $175.0 million.

Leverage

As of March 31, 2023, Hercules’ GAAP leverage ratio, including its SBA debentures, was 115.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 103.9% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $71.1 million), was 99.2%. Hercules’ net leverage ratio, including its SBA debentures, was 110.9%.

Available Unfunded Commitments – Representing 17.3% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2023, the Company had $562.1 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 17.3% of Hercules’ total assets. This decreased from the previous quarter of $628.9 million of available unfunded commitments or 20.8% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $526.0 million in new debt and equity commitments in Q1 2023, Hercules has pending commitments of $510.0 million in signed non-binding term sheets outstanding as of May 4, 2023. Since the close of Q1 2023 and as of May 4, 2023, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $1.0 million and funded $3.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2023 Closed Commitments(a)(c)	$526.0
Q2 2023 Closed Commitments (as of May 4, 2023)(a)(c)	$1.0

Year-to-Date 2023 Closed Commitments (as of May 4, 2023)(a)(c)	$527.0

Q2 2023 Pending Commitments (as of May 4, 2023)(b)	$510.0
Year-to-Date 2023 Closed and Pending Commitments(a)(b)(c)	$1,037.0

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of March 31, 2023, the Company’s net assets were $1.50 billion, compared to $1.40 billion at the end of Q4 2022. NAV per share increased 2.8% to $10.82 on 138.6 million outstanding shares of common stock as of March 31, 2023, compared to $10.53 on 133.0 million outstanding shares of common stock as of December 31, 2022. The increase in NAV per share was primarily attributed to net change in unrealized appreciation and accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 95.6% of its debt investment portfolio being priced at floating interest rates as of March 31, 2023, with a Prime or Non-Prime based (LIBOR, SOFR, Eurodollar or BSBY) interest rate floor, combined with 81.7% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2023, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(19,110)	$(1,421)	$(17,689)	$(0.13)
(50)	$(12,952)	$(948)	$(12,004)	$(0.09)
(25)	$(6,768)	$(474)	$(6,294)	$(0.05)
25	$6,768	$474	$6,294	$0.05
50	$13,475	$948	$12,527	$0.09
75	$19,879	$1,421	$18,458	$0.14
100	$26,283	$1,895	$24,388	$0.18
200	$51,897	$3,791	$48,106	$0.36

(1)	Source: Hercules Capital Form 10-Q for Q1 2023
(2)

EPS calculated on basic weighted shares outstanding of 135,252. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 74 portfolio companies with a fair value of $124.4 million and a cost basis of $143.8 million as of March 31, 2023. On a fair value basis, 41.8% or $53.6 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 111 portfolio companies with a fair value of $33.2 million and a cost basis of $31.7 million as of March 31, 2023. On a fair value basis, 36.7% or $12.2 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2023 and YTD Q2 2023

As of April 28, 2023, Hercules held debt, warrant or equity positions in eight (8) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO Activity in Q1 2023

In Registration or SPAC:

•	Two (2) Confidential S-1 Submissions

M&A Activity in Q1 2023 and YTD Q2 2023

•

In April 2023, Hercules’ portfolio company IVERIC Bio, Inc. (NASDAQ: ISEE), a science-driven biopharmaceutical company focused on the discovery and development of novel treatments for retinal diseases with significant unmet medical needs, entered into a definitive agreement to be acquired by Astellas Pharma Inc. (NASDAQ: SNY), a pharmaceutical company conducting business in more than 70 countries around the world, through Berry Merger Sub, Inc., a wholly-owned subsidiary of Astellas U.S. Holding, Inc., for approximately $5.9 billion. The acquisition is subject to regulatory approval and satisfaction of other customary closing conditions including shareholder approval. Hercules cumulatively committed $160.0 million in venture debt financing beginning in July 2022.

•

In March 2023, Hercules’ portfolio company Provention Bio, Inc. (NASDAQ: PRVB), a commercial stage biopharmaceutical company focused on advancing the development and commercialization of investigational therapies that may intercept and prevent debilitating and life-threatening immune-related diseases, entered into a definitive agreement to be acquired by Sanofi (NASDAQ: SNY), an innovative global healthcare company, for approximately $2.9 billion. The acquisition was completed on April 27, 2023. Hercules cumulatively committed $100.0 million in venture debt financing beginning in August 2022 and currently holds warrants for 205,391 shares of common stock as of March 31, 2023.

•

In February 2023, Hercules’ portfolio company Oak Street Health (NYSE: OSH), a leading multi-payor, value-based primary care company helping older adults stay healthy, entered into a definitive agreement to be acquired by CVS Health (NYSE: CVS), a leading health solutions company, in an all-cash transaction at $39.00 per share. The acquisition was completed on May 1, 2023. Hercules cumulatively committed $220.0 million in venture debt financing beginning in August 2017.

•

In February 2023, Hercules’ portfolio company Logicworks, a professional and managed cloud services company, was acquired by Cox Communications, the largest private broadband company in America. Terms of the acquisition were not publicly disclosed. Hercules cumulatively committed $14.5 million in venture debt financing beginning in December 2020.

•

In January 2023, Hercules’ portfolio company Concert Pharmaceuticals, Inc. (NASDAQ: CNCE), a late-stage biotechnology company pioneering the use of deuterium in medicinal chemistry, entered into a definitive agreement to be acquired by Sun Pharmaceutical Industries Limited (NSE: SUNPHARMA.NS), the world’s fourth largest specialty generic pharmaceutical company, for $8.00 per share of common stock in cash, or $576.0 million in equity value. The acquisition was completed on March 6, 2023. Hercules cumulatively committed $50.0 million in venture debt financing beginning in December 2011.

•

In January 2023, Hercules’ portfolio company Albireo Pharma, Inc. (NASDAQ: ALBO), a leading innovator in bile-acid modulators to treat pediatric and adult cholestatic liver diseases, entered into a definitive merger agreement to be acquired by Ipsen (Euronext: IPN: ADR: IPSEY), a global, mid-sized biopharmaceutical company focused on transformative medicines in Oncology, Rare Disease and Neuroscience. The acquisition was completed on March 3, 2023. Hercules cumulatively committed $35.0 million in venture debt financing beginning in June 2020.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its first quarter 2023 financial results conference call for May 4, 2023 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the first quarter 2023 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $17 billion to over 600 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2023	December 31, 2022
Assets
Investments:
Non-control/Non-affiliate investments (cost of $3,063,553 and $2,918,425, respectively)	$3,044,852	$2,887,497
Control investments (cost of $87,293 and $87,271, respectively)	85,326	76,458

Total investments, at fair value (cost of $3,150,846 and $3,005,696, respectively; fair value amounts related to a VIE $258,876 and $236,585, respectively)	3,130,178	2,963,955
Cash and cash equivalents	71,129	15,797
Restricted cash (amounts related to a VIE $7,819 and $10,079, respectively)	7,819	10,079
Interest receivable	31,485	31,682
Right of use asset	4,350	4,986
Other assets	6,858	2,356

Total assets	$3,251,819	$3,028,855

Liabilities
Debt (net of debt issuance costs; amounts related to a VIE $148,104 and $147,957, respectively) (1)	$1,714,479	$1,574,351
Accounts payable and accrued liabilities	33,368	47,539
Operating lease liability	4,966	5,506

Total liabilities	$1,752,813	$1,627,396
Net assets consist of:
Common stock, par value	139	134
Capital in excess of par value	1,409,168	1,341,416
Total distributable earnings	89,699	59,909

Total net assets	$1,499,006	$1,401,459

Total liabilities and net assets	$3,251,819	$3,028,855

Shares of common stock outstanding ($0.001 par value, 200,000 authorized)	138,596	133,045
Net asset value per share	$10.82	$10.53

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, October 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Investment income:
Interest income
Non-control/Non-affiliate investments	$98,781	$60,090
Control investments	1,116	1,115
Affiliate investments	—	1,047

Total interest income	99,897	62,252
Fee income
Non-control/Non-affiliate investments	5,174	2,889
Control investments	19	16

Total fee income	5,193	2,905

Total investment income	105,090	65,157
Operating expenses:
Interest	16,625	11,647
Loan fees	2,329	1,842
General and administrative	4,126	3,818
Tax Expenses	1,387	712
Employee compensation
Compensation and benefits	14,617	8,329
Stock-based compensation	3,186	4,424

Total employee compensation	17,803	12,753

Total gross operating expenses	42,270	30,772

Expenses allocated to the Adviser Subsidiary	(2,679)	(1,402)

Total net operating expenses	39,591	29,370

Net investment income	65,499	35,787
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss)
Non-control/Non-affiliate investments	7,960	(2,467)
Affiliate investments	—	3,772
Loss on debt extinguishment	—	(3,686)

Total net realized gain (loss)	7,960	(2,381)

Net change in unrealized appreciation (depreciation)
Non-control/Non-affiliate investments	12,259	(38,949)
Control investments	8,846	1,454
Affiliate investments	—	753

Total net unrealized appreciation (depreciation)	21,105	(36,742)

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	29,065	(39,123)

Net increase (decrease) in net assets resulting from operations	$94,564	$(3,336)

Net investment income before investment gains and losses per common share:
Basic	$0.48	$0.30

Change in net assets resulting from operations per common share:
Basic	$0.69	$(0.03)

Diluted	$0.68	$(0.03)

Weighted average shares outstanding:
Basic	135,252	118,296

Diluted	137,056	118,296

Distributions paid per common share:
Basic	$0.47	$0.48